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                                                                                                                        Exhibit 12.1



                                                     QUICKSILVER RESOURCES INC.
                                               Statement Setting Forth Computations of
                                Ratios of Earnings to Combined Fixed Changes and Preferred Dividends

                                Three Months
                              Ended March 31,                                         Years Ended December 31,

                            2002           2001            2001            2000            1999          1998            1997 (1)
                        -----------    -----------      -----------     -----------    -----------    -----------     -----------
Net income per
statement of income     $ 2,172,000    $ 9,404,000      $19,310,000     $17,618,000    $ 3,162,000    $ 4,885,000     $ 8,146,000

Income tax expense        1,225,000      5,243,000       10,800,000      10,113,000          2,000      3,286,000       4,197,000

(Income) loss of
equity investees           (126,000)      (366,000)      (1,058,000)       (768,000)            --             --              --

Cash distributions of
equity investees            822,000         18,000          525,000       1,343,000             --             --              --

Minority interest in
loss of subsidiaries             --             --               --              --       (141,000)      (758,000)             --
                        -----------    -----------      -----------     -----------    -----------    -----------     -----------
                          4,093,000     14,299,000       29,577,000      28,306,000      3,023,000      7,413,000      12,343,000
                        -----------    -----------      -----------     -----------    -----------    -----------     -----------

Fixed charges:

  Interest expense        4,944,000      6,460,000       23,751,000      22,124,000      8,703,000      6,698,000       5,563,000

  Portion of rentals
  representative of
  interest factor           141,000        141,000          564,000         363,000         69,000             --              --
                        -----------    -----------      -----------     -----------    -----------    -----------     -----------

                          5,085,000      6,601,000       24,315,000      22,487,000      8,772,000      6,698,000       5,563,000
                        -----------    -----------      -----------     -----------    -----------    -----------     -----------

Earnings available for
combined fixed charges
and preferred dividends $ 9,178,000    $20,900,000      $53,892,000     $50,793,000    $11,795,000    $14,111,000     $17,906,000
                        ===========    ===========      ===========     ===========    ===========    ===========     ===========



Ratio of earnings to
combined fixed charges
and preferred dividends         1.8            3.2              2.2             2.3            1.3            2.1             3.2
                        -----------    -----------      -----------     -----------    -----------    -----------     -----------



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